Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS FIRST QUARTER RESULTS

Cash Balance Increases on Favorable Changes in Working Capital

Hutchinson, Minn., Jan. 25, 2016 — Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported net sales of $63.9 million for its fiscal 2016 first quarter ended December 27, 2015. Suspension assembly shipments for the quarter totaled 106.6 million, compared with 105.4 million in the preceding quarter.

Gross profit in the fiscal 2016 first quarter totaled $11.7 million, or 18.3% of net sales, up from $7.5 million, or 11.8% of net sales, in the preceding quarter. Rick Penn, Hutchinson Technology’s president and chief executive officer, said that shipments were within the company’s expectations even as demand weakened near the end of the quarter. He attributed the sequential increase in gross profit to the company’s continued efforts to improve costs and a favorable product mix including suspensions using lower cost, internally-produced TSA+ flexures.

The company’s operating loss in the fiscal 2016 first quarter declined to $2.8 million from $3.9 million in the preceding quarter. The sequential improvement resulted from the increase in gross profit, partially offset by expenses of $3.4 million related to the company’s pending merger with TDK Corporation and higher research and development expenses of $5.9 million, up from $3.8 million in the preceding quarter.

The company reported a fiscal 2016 first quarter net loss of $5.3 million, or $0.16 per share. The net loss for the quarter included:

•	$3.4 million of merger-related expenses;

•	$590,000 of tax benefits related to recently enacted Federal income tax legislation;

•	$350,000 of non-cash interest expense; and

•	a $30,000 foreign currency gain.

Excluding these items, the company’s net loss for the fiscal 2016 first quarter was $2.1 million, or $0.06 per share.

In the preceding quarter, the company reported a net loss of $9.3 million, or $0.28 per share. The net loss in the preceding quarter included a $2.4 million foreign currency loss, a $1.6 million asset impairment charge and $340,000 of non-cash interest expense, partially offset by $1.5 million of previously deferred income related to a former cost-sharing agreement for development of the company’s shape memory alloy (“SMA”) optical image stabilization (“OIS”) actuator. Excluding these items, the company’s fiscal 2015 fourth quarter net loss was $6.5 million, or $0.20 per share.

Regarding the company’s SMA OIS actuator, Penn said prototype camera modules that use the new Gemini SMA OIS actuator have been undergoing testing and evaluation with a smartphone maker. “The results from performance and reliability tests continue to be encouraging, and we’re continuing to work with companies in the smartphone camera supply chain on evaluations of our SMA OIS actuator.”

Cash and investments at the end of the fiscal 2016 first quarter totaled $49.0 million, an increase of $8.6 million from the end of the preceding quarter. The increase resulted primarily from favorable changes in working capital, including a $5 million reduction in receivables and a $2 million reduction in inventories. Capital spending in the quarter totaled $1.4 million and is currently expected to be $10 million to $15 million for the fiscal year. As in the preceding quarter, there were no outstanding borrowings under the company’s revolving line of credit at the end of the fiscal 2016 first quarter.

The company’s net cash, as defined by its November 1, 2015 merger agreement with TDK Corporation, was $49.9 million at the end of the fiscal 2016 first quarter. The company expects to complete the transactions contemplated by the merger agreement either late in the first calendar quarter or during the second calendar quarter of 2016.

For its fiscal 2016 second quarter, the company currently expects its suspension assembly shipments to range from 85 million to 95 million. “Demand softened as we exited the December quarter and the March quarter is typically a seasonally weaker quarter for the disk drive industry and its supply chain,” said Penn. Average selling price is expected to be about flat with the $0.57 average selling price in the fiscal 2016 first quarter. Gross profit is expected to decline on the lower expected volume.

“Overall, our operating results improved in our first quarter,” said Penn. “In the near term, we’ll continue to focus on meeting our customers’ advancing requirements, optimizing our processes, controlling costs and maximizing our cash balance.”

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Additional Information

In connection with the proposed merger transaction, the Company filed a proxy statement with the Securities and Exchange Commission (the “SEC”) on December 15, 2015, which was mailed to the Company’s shareholders on or about December 17, 2015. The Company’s shareholders are encouraged to read the proxy statement and other available relevant material because they contain important information about the Company, the parties to the merger agreement, the proposed transactions and related matters. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND THE OTHER AVAILABLE RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS. The proxy statement and other relevant materials, and any and all documents filed by the Company with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov, at the Company’s website at www.htch.com, or by writing to David P. Radloff, Vice President and Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

This document is not a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell the Company’s securities. The Company, its executive officers and directors may be deemed to be participants in the solicitation of proxies from the holders of the Company’s securities in connection with the proposed transactions. Information about those executive officers and directors and their ownership of the Company’s common stock is set forth in the definitive proxy statement for the Company’s 2015 Annual Meeting of Shareholders, which was filed with the SEC on December 17, 2014, the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2015, which was filed with the SEC on December 11, 2015, and the definitive proxy statement for the Company’s special meeting of shareholders to be held on January 28, 2016, which was filed with the SEC on December 15, 2015. These documents may be obtained for free at the SEC’s website at www.sec.gov, and http://www.htch.com/proxymaterials. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction is included in the definitive proxy statement for the Company’s special meeting of shareholders to be held on January 28, 2016, which was filed with the SEC on December 15, 2015.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, pricing, production capability and costs, operating performance, cost reductions, market adoption and production of OIS actuators, capital expenditures, financial results and the completion of the transactions contemplated by the company’s merger agreement with TDK Corporation. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs, the company’s inability to consummate the transactions contemplated by the company’s merger agreement with TDK Corporation due to the failure to satisfy conditions to its completion and other risks to consummation of the transaction and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except per share data)

	Thirteen Weeks Ended
	December 27,	December 28,
	2015	2014

Net sales	$63,927	$72,423
Cost of sales	52,206	60,959

Gross profit	11,721	11,464

Research and development expenses	5,857	6,042
Selling, general and administrative expenses	5,207	5,984
Merger-related expenses	3,437	—
Severance and site consolidation expenses	—	159

Loss from operations	(2,780)	(721)

Other income (expense), net	151	(555)
Loss on extinguishment of long-term debt	—	(4,318)
Interest income	12	4
Interest expense	(3,283)	(4,453)

Loss before income taxes	(5,900)	(10,043)

Benefit for income taxes	(603)	(145)

Net loss	$(5,297)	$(9,898)

Basic loss per share	$(0.16)	$(0.32)

Diluted loss per share	$(0.16)	$(0.32)

Weighted-average common shares outstanding	33,674	30,548

Weighted-average diluted shares outstanding	33,674	30,548

Hutchinson Technology Incorporated

Condensed Consolidated Balance Sheets - Unaudited

(In thousands, except shares data)

	December 27,	September 27,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$48,497	$39,454
Short-term investments - restricted	506	965
Trade receivables, net	11,611	15,860
Other receivables	1,579	2,707
Inventories	37,880	40,148
Other current assets	2,934	3,588

Total current assets	103,007	102,722
Property, plant and equipment, net	129,335	134,509
Other assets	4,529	4,281

Total assets	$236,871	$241,512

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current debt, net of discount	$3,000	$3,000
Current portion of capital lease obligation	2,181	2,188
Accounts payable	18,593	19,877
Accrued compensation	9,896	9,388
Accrued expenses and other	5,288	4,239
Accrued interest	3,691	2,838

Total current liabilities	42,649	41,530
Long-term debt, net of discount	121,760	122,156
Capital lease obligation	3,788	4,220
Other long-term liabilities	2,589	2,731
Shareholders’ equity:
Common stock $.01 par value, 100,000,000 shares authorized, 33,839,000 and 33,540,000 issued and outstanding	339	335
Additional paid-in capital	452,528	452,165
Accumulated other comprehensive loss	(4,169)	(4,309)
Accumulated loss	(382,613)	(377,316)

Total shareholders’ equity	66,085	70,875

Total liabilities and shareholders’ equity	$236,871	$241,512

Hutchinson Technology Incorporated

Condensed Consolidated Statements of Cash Flows - Unaudited

(Dollars in thousands)

	Thirteen Weeks Ended
	December 27, 2015	December 28, 2014
Operating activities:
Net loss	$(5,297)	$(9,898)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	6,708	8,201
Stock-based compensation	338	291
(Gain) loss on disposal of assets	(184)	5
Non-cash interest expense	354	858
Loss on extinguishment of debt	—	4,318
Severance and site consolidation expenses	—	(27)
Changes in operating assets and liabilities	8,717	(606)

Cash provided by operating activities	10,636	3,142

Investing activities:
Capital expenditures	(1,363)	(6,285)
Proceeds from sale and sale / leaseback of equipment	321	836
Change in restricted cash	48	(42,570)
Purchases of marketable securities	(506)	(965)
Sales / maturities of marketable securities	965	965

Cash used for investing activities	(535)	(48,019)

Financing activities:
Proceeds from issuance of common stock	29	24
Repayments of capital lease	(602)	(521)
Repayments of revolving credit line	(17,471)	(55,901)
Proceeds from revolving credit line	17,471	46,368
Repayments of debt	(750)	—
Proceeds from private placement of debt	—	37,500
Proceeds from term loan	—	15,000
Debt refinancing costs	—	(3,175)

Cash (used for) provided by financing activities	(1,323)	39,295

Effect of exchange rate changes on cash	265	1,199

Net increase (decrease) in cash and cash equivalents	9,043	(4,383)

Cash and cash equivalents at beginning of period	39,454	37,939

Cash and cash equivalents at end of period	$48,497	$33,556

Hutchinson Technology Incorporated

Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited

(In thousands, except per share data)

	Thirteen Weeks Ended
	December 27, 2015	September 27, 2015	December 28, 2014

Net loss - GAAP	$(5,297)	$(9,336)	$(9,898)
Subtract deferred income recognized	—	(1,520)	—
Subtract foreign currency gain	(33)	—	—
Subtract tax benefit	(589)	—	—
Add loss on debt extinguishment	—	—	4,318
Add foreign currency loss	—	2,355	640
Add non-cash interest expenses	354	340	858
Add merger-related expenses	3,437
Add site consolidation and severance expenses	—	—	159
Add asset impairment	—	1,620	—

Net loss - Adjusted	$(2,128)	$(6,541)	$(3,923)

Net loss per common share – GAAP:

Basic loss income per share	$(0.16)	$(0.28)	$(0.32)
Diluted loss income per share	$(0.16)	$(0.28)	$(0.32)

Net loss per common share – Adjusted:

Basic loss per share	$(0.06)	$(0.20)	$(0.13)
Diluted loss per share	$(0.06)	$(0.20)	$(0.13)

Weighted average common and common equivalent shares outstanding:

Basic	33,674	33,533	30,548
Diluted	33,674	33,533	30,548

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and common equivalent shares outstanding basic and diluted, respectively.